Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 7, 2019		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6488
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson
212-371-5999

MFA Financial, Inc.

Announces First Quarter 2019 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the first quarter ended March 31, 2019.

First Quarter 2019 and other highlights:

•                  MFA generated first quarter GAAP net income of $85.1 million, or $0.19 per common share.

•                  As of March 31, 2019, book value per common share was $7.11.

•                  GAAP Net Income per common share was $0.06 higher than the fourth quarter of 2018, primarily due to partial recovery of unrealized losses in our residential mortgage securities portfolio, particularly CRT securities.

•                  Core earnings, was $77.6 million, or $0.17 per common share in the first quarter.  Core earnings is a non-GAAP measure of MFA’s financial performance that is calculated by adjusting GAAP net income to exclude the impact of unrealized gains and losses on certain of our investments.  Core earnings was lower than GAAP earnings in the first quarter due to the exclusion of unrealized gains on residential mortgage securities and related swap hedges measured at fair value through earnings.

•                  Continued success in growing the investment portfolio, for the sixth consecutive quarter.  MFA added approximately $1.2 billion of residential mortgage assets in the first quarter, including $875 million of residential whole loans, increasing the total investment portfolio by $369 million.

•                  Net interest income on MFA’s residential whole loan portfolio increased 21.4% from the prior quarter to $17.6 million, due to the acquisition of Purchased Performing Loans, including Non-QM loans, rehabilitation or “fix and flip” loans and single family rental loans.

•                  On April 30, 2019, MFA paid its first quarter 2019 dividend of $0.20 per share of common stock to shareholders of record as of March 29, 2019.

Craig Knutson, MFA’s CEO and President, said, “MFA continued to grow our investment portfolio in the first quarter of 2019, acquiring $1.2 billion of new assets during the quarter.  Our residential whole loan and REO portfolio increased by $595 million, largely due to investments in purchased performing loans.  In addition, MSR-related assets increased by $213 million.  Our growth in purchased performing whole loans was driven by the acquisition of Non-QM loans, fix and flip loans and single family rental loans.  We continue to gain traction on these new acquisition efforts, which involve relationships cultivated over the past two years.  Through our willingness and ability to explore and enter into various arrangements, including flow agreements, strategic alliances and also minority equity investments, we have been able to partner with originators to source attractive new investments, while enabling them to grow with support from MFA as a reliable provider of capital.”

“MFA is introducing this quarter a Core earnings financial measure that we consider to be more useful to understanding the economic earnings generated by our portfolio.  Core earnings adjusts GAAP net income by excluding unrealized gains and losses of certain assets that arise due to market pricing disruptions that may be caused by technical factors rather than fundamental or cash flow-related changes.  In addition, Core earnings serves as a consideration for our Board of Directors in the determination of our dividend.”

Mr. Knutson added, “Through our asset selection and hedging strategy, our estimated net effective duration, a gauge of our portfolio’s sensitivity to interest rates, remained relatively low and measured 1.07 at quarter-end.  Our portfolio continues to deliver book value stability.  MFA’s book value per common share slightly decreased to $7.11 from $7.15 as of December 31, 2018.  Leverage, which reflects the ratio of our financing obligations to equity, was 2.7:1 at quarter-end.”

At March 31, 2019, our investments in residential whole loans totaled $5.2 billion.  Of this amount, $3.7 billion is recorded at carrying value and generated a yield of 5.89% during the quarter, and $1.5 billion is recorded at fair value on our consolidated balance sheet. We recorded gains for the quarter on residential whole loans measured at fair value of approximately $25.3 million, primarily reflecting coupon interest payments and other cash received during the quarter together with changes in the fair value of the underlying loans.  In addition, as of the end of the quarter, we held approximately $291 million of REO properties.  MFA’s proactive asset management team has been able to shorten liquidation timelines and increase property sale proceeds, leading to improved outcomes and better returns.

MFA’s Legacy Non-Agency MBS had a face amount of $2.0 billion with an amortized cost of $1.4 billion and a net purchase discount of $632.1 million at March 31, 2019.  This discount consists of a $502.7 million credit reserve and other-than-temporary impairments and a $129.4 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS generated a yield of 10.45% for the quarter.  The portfolio continues to outperform our credit assumptions and has underlying mortgage loans that are on average approximately thirteen years seasoned and only 11.2% are currently 60 or more days delinquent.

As of March 31, 2019, the Agency MBS portfolio totaled $2.5 billion, had an amortized cost basis of 103.9% of par and generated a yield of 2.77% for the first quarter. At the end of the first quarter, MFA held approximately $1.3 billion of RPL/NPL MBS.  These securities had an amortized cost basis of 99.96% of par and generated a yield of 4.90% for the quarter.  In addition, our investments in MSR-related assets at March 31, 2019 totaled $825.4 million and generated a yield of 5.39% for the first quarter.  Our investments in CRT securities totaled $423.7 million at March 31, 2019, and generated a yield of 5.62% for the first quarter.  During the quarter we opportunistically sold residential mortgage securities for $209.5 million, realizing gains of $24.6 million ($5.5 million of which had previously been recorded as unrealized gains on CRT securities for which we had elected fair value accounting). We realized a loss of $7.8 million on termination of swap hedges in connection with managing our investment in 30-Year Agency MBS, as a sharp rally in rates led to a shortening of these assets and a reduction in their duration.

For the three months ended March 31, 2019, MFA’s costs for compensation and benefits and other general and administrative expenses were $13.2 million, or an annualized 1.55% of stockholders’ equity as of March 31, 2019.

The following table presents MFA’s asset allocation as of March 31, 2019, and the first quarter 2019 yield on average interest-earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 1

ASSET ALLOCATION

At March 31, 2019	Agency MBS	Legacy Non- Agency MBS	RPL/NPL MBS	Credit Risk Transfer Securities	Residential Whole Loans, at Carrying Value (1)	Residential Whole Loans, at Fair Value	MSR- Related Assets	Other, net (2)	Total
($ in Millions)
Fair Value/Carrying Value	$2,547	$1,814	$1,285	$424	$3,724	$1,512	$825	$540	$12,671
Less Repurchase Agreements	(2,353)	(1,360)	(1,009)	(339)	(2,151)	(596)	(648)	(54)	(8,510)
Less Securitized Debt	—	—	—	—	(155)	(504)	—	—	(659)
Less Senior Notes	—	—	—	—	—	—	—	(97)	(97)
Net Equity Allocated	$194	$454	$276	$85	$1,418	$412	$177	$389	$3,405
Debt/Net Equity Ratio (3)	12.1	x	3.0	x	3.7	x	4.0	x	1.6	x	2.7	x	3.7	x	2.7	x

For the Quarter Ended March 31, 2019
Yield on Average Interest Earning Assets (4)	2.77%	10.45%	4.90%	5.62%	5.89%	N/A	5.39%	5.47%
Less Average Cost of Funds (5)	(2.53)	(3.30)	(3.43)	(3.38)	(4.21)	(4.13)	(3.56)	(3.49)
Net Interest Rate Spread	0.24%	7.15%	1.47%	2.24%	1.68%	N/A	1.83%	1.98%

(1)   Includes $1.9 billion of Non-QM loans, $621.3 million of Rehabilitation loans, $227.5 million of Single-family rental loans, $215.4 million of seasoned performing loans and $773.9 million of purchased credit impaired loans.  At March 31, 2019, the total fair value of these loans is estimated to be approximately $3.8 billion.

(2)   Includes cash and cash equivalents and restricted cash, other assets and other liabilities.

(3)   Represents the sum of borrowings under repurchase agreements, securitized debt and payable for unsettled purchases as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes Senior Notes.

(4)   Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At March 31, 2019, the amortized cost of our interest earning assets were as follows: Agency MBS - $2.6 billion; Legacy Non-Agency MBS - $1.4 billion; RPL/NPL MBS - $1.3 billion; Credit Risk Transfer securities - $413.8 million; and Residential Whole Loans at carrying value - $3.7 billion. In addition, the yield for residential whole loans at carrying value was 5.80%, net of 9 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans measured at fair value though earnings in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(5)   Average cost of funds includes interest on repurchase agreements, the cost of swaps, Senior Notes and securitized debt.  Agency MBS cost of funds is reduced by 13 basis points and Legacy Non-Agency MBS cost of funds is reduced by 20 basis points associated with swaps to hedge interest rate sensitivity on these assets.  Residential Whole Loans at Carrying Value cost of funds includes 6 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At March 31, 2019, MFA’s $4.4 billion of Agency and Legacy Non-Agency MBS were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 2

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
($ in Millions)
< 2 years (5)	$962	5	19.2%	$1,115	5	14.2%	$2,077	5	16.4%
2-5 years	113	39	4.0	—	—	—	113	39	4.0
> 5 years	10	75	3.5	—	—	—	10	75	3.5
ARM-MBS Total	$1,085	9	17.5%	$1,115	5	14.2%	$2,200	7	15.7%
15-year fixed (6)	$747		9.0%	$1		31.6%	$748		9.0%
30-year fixed (6)	715		12.6	648		10.3	1,363		11.4
40-year fixed (6)	—		—	47		11.0	47		11.0
Fixed-Rate Total	$1,462		10.7%	$696		10.4%	$2,158		10.6%
MBS Total	$2,547		13.6%	$1,811		12.7%	$4,358		13.2%

(1)   Excludes $1.3 billion of RPL/NPL MBS.

(2)   Does not include principal payments receivable of $524,000.

(3)   Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4)   3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)   Includes floating-rate MBS that may be collateralized by fixed-rate mortgages.

(6)   Information presented based on data available at time of loan origination.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Tuesday, May 7, 2019, at 10:00 a.m. (Eastern Time) to discuss its first quarter 2019 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “would,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market (i.e., fair) value of MFA’s MBS, residential whole loans, CRT securities and other assets; changes in the prepayment rates on residential mortgage assets, an increase of which could result in a reduction of the yield on certain investments in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in investments with lower coupons, while a decrease in which could result in an increase in the interest rate duration of certain investments in our portfolio making their valuation more sensitive to changes in interest rates and could result in lower forecasted cash flows or, in certain circumstances, other-than-temporary impairment on certain Legacy Non-Agency MBS purchased at a discount; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modifications, foreclosures and liquidations; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as MFA’s Board of Directors deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the concept release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to continue growing its residential whole loan portfolio, which is dependent on, among other things, the supply of loans offered for sale in the market; expected returns on our investments in nonperforming residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; targeted or expected returns on MFA’s investments in recently-originated loans, the performance of which is, similar to MFA’s other mortgage loan investments, subject to, among other things, prepayment risk, credit risk and financing cost associated with such investments; risks associated with our investments in MSR-related assets, including servicing, regulatory and economic risks, and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements are based on beliefs, assumptions and expectations of MFA’s future performance, taking into account all information currently available.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	March 31, 2019	December 31, 2018
	(Unaudited)
Assets:
Residential mortgage securities:
Agency MBS, at fair value ($2,524,612 and $2,575,331 pledged as collateral, respectively)	$2,546,597	$2,698,213
Non-Agency MBS, at fair value ($3,068,294 and $3,248,900 pledged as collateral, respectively)	3,099,272	3,318,299
Credit Risk Transfer (“CRT”) securities, at fair value ($419,877 and $480,315 pledged as collateral, respectively)	423,702	492,821
Residential whole loans, at carrying value ($2,441,975 and $1,645,372 pledged as collateral, respectively) (1)	3,724,146	3,016,715
Residential whole loans, at fair value ($822,235 and $738,638 pledged as collateral, respectively) (1)	1,512,337	1,665,978
Mortgage servicing rights (“MSR”) related assets ($825,363 and $611,807 pledged as collateral, respectively)	825,363	611,807
Cash and cash equivalents	76,579	51,965
Restricted cash	41,999	36,744
Other assets	551,618	527,785
Total Assets	$12,801,613	$12,420,327

Liabilities:
Repurchase agreements	$8,509,713	$7,879,087
Other liabilities	887,369	1,125,139
Total Liabilities	$9,397,082	$9,004,226

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	80
Common stock, $.01 par value; 886,950 shares authorized; 450,483 and 449,787 shares issued and outstanding, respectively	4,505	4,498
Additional paid-in capital, in excess of par	3,622,636	3,623,275
Accumulated deficit	(637,286)	(632,040)
Accumulated other comprehensive income	414,596	420,288
Total Stockholders’ Equity	$3,404,531	$3,416,101
Total Liabilities and Stockholders’ Equity	$12,801,613	$12,420,327

(1)   Includes approximately $202.7 million and $209.4 million of Residential whole loans, at carrying value and $647.0 million and $694.7 million of Residential whole loans, at fair value transferred to consolidated VIEs at March 31, 2019 and December 31, 2018, respectively. Such assets can be used only to settle the obligations of each respective VIE.

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(In Thousands, Except Per Share Amounts)	2019	2018
	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$18,441	$15,293
Non-Agency MBS	54,001	56,102
CRT securities	6,200	9,496
Residential whole loans held at carrying value	49,620	14,329
MSR-related assets	10,620	7,623
Cash and cash equivalent investments	764	909
Other interest-earning assets	1,306	—
Interest Income	$140,952	$103,752

Interest Expense:
Repurchase agreements	$70,809	$45,717
Other interest expense	8,217	4,837
Interest Expense	$79,026	$50,554

Net Interest Income	$61,926	$53,198

Other Income, net:
Net gain on residential whole loans measured at fair value through earnings	$25,267	$38,498
Net realized gain on sales of residential mortgage securities	24,609	8,817
Net unrealized gain/(loss) on residential mortgage securities measured at fair value through earnings	8,672	(880)
Net loss on Swaps not designated as hedges for accounting purposes	(8,944)	—
Other, net	1,565	1,225
Other Income, net	$51,169	$47,660

Operating and Other Expense:
Compensation and benefits	$8,554	$6,748
Other general and administrative expense	4,645	3,832
Loan servicing and other related operating expenses	11,039	6,883
Operating and Other Expense	$24,238	$17,463

Net Income	$88,857	$83,395
Less Preferred Stock Dividends	3,750	3,750
Net Income Available to Common Stock and Participating Securities	$85,107	$79,645

Earnings per Common Share - Basic and Diluted	$0.19	$0.20

Dividends Declared per Share of Common Stock	$0.20	$0.20

Reconciliation of GAAP net income available to common stock and participating securities to non-GAAP Core earnings

“Core earnings” is a non-GAAP financial measure of our operating performance, within the meaning of Regulation G and Item 10(e) of Regulation S-K as promulgated by the Securities and Exchange Commission.  Core earnings excludes certain unrealized gains and losses that we are required to include in GAAP Net Income each period because management believes that these items, which to date have typically resulted from short-term market volatility or other market technical factors and not due to changes in fundamental asset cash flows, are not reflective of the economic income generated by our investment portfolio.  Accordingly, we believe that the adjustments to compute Core earnings specified below better allow investors and analysts to evaluate our financial results, including by analyzing changes in our Core earnings between periods.   In addition to using Core earnings in the evaluation of investment portfolio performance over time, Management considers estimates of periodic Core earnings as an input to the determination of the level of quarterly dividends to common shareholders that are recommended to the Board of Directors for approval and in its forecasting and decision-making processes relating to the allocation of capital between different asset classes.

We believe that Core earnings provides useful supplemental information to both management and investors in evaluating our financial results.  Core earnings should be used in conjunction with results presented in accordance with GAAP.  Core earnings does not represent and should not be considered as a substitute for Net Income or Cash Flows from Operating Activities, each as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP net income available to common stock and participating securities to our non-GAAP Core earnings for the three months ended March 31, 2019 and December 31, 2018:

	Three Months Ended
(In Thousands, Except Per Share Amounts)	March 31, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
GAAP Net Income Available to Common Stock and Participating Securities	$85,107	$57,129
Adjustments:
Unrealized (gain)/loss on CRT securities measured at fair value through earnings	(2,690)	27,246
Unrealized net (gain)/loss on Agency MBS measured at fair value through earnings and related swaps that are not accounted for as hedging transactions	(4,840)	11,758
Total adjustments	$(7,530)	$39,004
Core earnings	$77,577	$96,133

GAAP earnings per common share	$0.19	$0.13
Core earnings per common share	$0.17	$0.21
Weighted average common shares for earnings per share	450,358	449,559